Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

FOURTH QUARTER AND FULL YEAR 2011 RESULTS

- Record Orders, Sales and Earnings Per Diluted Share In 2011 -

Irvine, California – February 22, 2012 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its fourth quarter and full year ended December 31, 2011, and its outlook for the first quarter and full year of 2012. The company noted the following highlights:

•

Fourth quarter sales of $160.9 million, an increase of 21.1% over the $132.9 million recorded in the fourth quarter of 2010, including $36.3 million of incremental sales from Newport’s recent acquisitions;

•	Full year sales of $545.1 million, an increase of 13.6% over the $479.8 million recorded in the full year of 2010; and

•	Record new orders expected in the first quarter of 2012, including a $36.7 million order for ultrafast lasers used in surgical procedures.

Robert J. Phillippy, Newport’s President and Chief Executive Officer, stated, “2011 was an outstanding year for Newport. We continued to deliver solid financial results and executed well on our strategic agenda with the acquisitions of Ophir Optronics and High Q Laser. In addition, in January of this year we completed our acquisition of ILX Lightwave. These three businesses improve our presence in our target markets and expand our portfolio of photonics technologies and products. We remain confident that all three of these acquisitions will be accretive to our financial results for fiscal year 2012 and beyond.”

Orders and Sales

New orders received in the fourth quarter of 2011 were $151.0 million, an increase of 15.8% compared with the $130.4 million received in the fourth quarter of 2010. New orders received in the full year of 2011 were $543.0 million, an increase of 6.5% compared with the $510.1 million in orders received in the full year of 2010. The company’s new orders in the fourth quarter of 2011 included $29.2 million of new orders received by Ophir and High Q.

Newport’s sales and orders by end market were as follows:

(In thousands, except percentages, unaudited)	Three Months Ended		Year Ended		Percentage Change vs. Prior Year Period
	December 31, 2011	January 1, 2011 [1]	December 31, 2011	January 1, 2011 [1]	Fourth Quarter 2011	Full Year 2011

Sales by End Market

Scientific research, aerospace and defense/security	$62,159	$42,407	$185,385	$160,466	46.6%	15.5%
Microelectronics	34,907	42,564	154,321	151,865	-18.0%	1.6%
Life and health sciences	38,146	28,250	119,986	96,522	35.0%	24.3%
Industrial manufacturing and other	25,701	19,629	85,362	70,934	30.9%	20.3%

Total	$160,913	$132,850	$545,054	$479,787	21.1%	13.6%

Orders by End Market

Scientific research, aerospace and defense/security	$56,250	$43,434	$183,901	$157,285	29.5%	16.9%
Microelectronics	30,733	41,170	158,585	175,952	-25.4%	-9.9%
Life and health sciences	37,064	25,494	115,838	103,099	45.4%	12.4%
Industrial manufacturing and other	26,925	20,284	84,672	73,733	32.7%	14.8%

Total	$150,972	$130,382	$542,996	$510,069	15.8%	6.5%

Notes:

[1]	Certain prior period amounts have been reclassified to conform to the current period presentation.

The company recorded increases in orders and sales in the fourth quarter of 2011 compared with the prior year period in all of its end markets except Microelectronics, due to the addition of the orders and sales of the acquired businesses. Orders from and sales to customers in Newport’s Microelectronics market, which were not impacted significantly by the acquisitions, declined in the fourth quarter of 2011 compared with the prior year period, due primarily to the impact of the industry-wide slowdown on the company’s semiconductor equipment customers. The company noted that orders from and sales to these customers increased slightly on a sequential basis compared with the third quarter of 2011, and that orders have continued to improve in the first quarter of 2012.

The company also noted that its overall order activity has been strong in the first quarter of 2012, including the receipt of a $36.7 million order for ultrafast lasers used in surgical procedures that is expected to ship over the next two years beginning this quarter.

Net Income

Newport reported net income of $34.5 million, or $0.90 per diluted share, for the fourth quarter of 2011 and $79.7 million, or $2.06 per diluted share, for the full year of 2011, when calculated in accordance with generally accepted accounting principles (GAAP). The company noted that its net income in the fourth quarter was positively impacted by an income tax benefit of $32.7 million, due primarily to the reversal of the company’s prior year valuation allowance against certain tax assets, as well as by the addition of the results of Ophir and High Q, which contributed segment income totaling $3.4 million in the quarter.

On a non-GAAP basis, excluding acquisition-related expenses, restructuring costs, a loss on extinguishment of debt and the valuation allowance reversal referenced above, the company would have recorded net income in the fourth quarter of 2011 of $9.6 million, or $0.25 per diluted share. For the full year of 2011, on a non-GAAP basis, excluding the items referenced above for the fourth quarter non-GAAP results, as well as a non-recurring currency translation adjustment, acquisition-related expenses, restructuring costs, a divestiture-related gain, and a commitment fee for an interim revolving line of credit, the company would have recorded net income of $51.2 million, or $1.32 per diluted share.

The company noted that its net income for the fourth quarter and full year of 2011, on both a GAAP and non-GAAP basis, included $4.2 million ($0.10 per diluted share) and $4.7 million ($0.11 per diluted share), respectively, of amortization of intangible assets established in the opening balance sheets for the Ophir and High Q transactions.

The company has provided a reconciliation of net income and net income per diluted share calculated in accordance with GAAP, and on a non-GAAP basis, following the statements of income included in this release. Management considers the expenses and gains excluded from its non-GAAP financial information to be outside of the company’s core business results and believes that the supplemental presentation of such non-GAAP financial information helps to provide a more meaningful comparison of its financial results between periods.

Cash, Cash Equivalents and Marketable Securities

Newport ended the year with $72.9 million in cash, cash equivalents and marketable securities. The company also retired $114.4 million of its convertible bonds during the fourth quarter of 2011, and obtained a new $250 million senior secured credit facility.

Financial Outlook

Commenting on the company’s outlook, Mr. Phillippy said, “Over the last several years, Newport has established a strong financial foundation. In addition, in each of the last three quarters, including the first quarter of 2012, we have added acquisitions that we expect to further enhance our financial performance. We entered 2012 with record backlog scheduled to ship in the next 12 months of $168.7 million, and new order activity levels have been high in the first quarter. As a result, we expect to achieve all-time record levels of new orders in the first quarter of 2012.”

Based on its record backlog and strong orders to start the year, Newport expects its sales for the full year of 2012 to be in the range of $670 million to $685 million. The company expects its operating income to be in the range of 10% to 12% of sales, including the impact of approximately $16 million of non-cash amortization expense resulting from the acquisitions. The company also noted that it expects its tax provision for 2012 to be in the range of 32% to 34%, although the majority of the provision will not result in the payment of cash taxes as the company has federal and state net operating loss and tax credit carry forwards that are expected to offset much of the liability for U.S. federal and state tax payments.

For the first quarter of 2012, the company anticipates its sales level to be similar to the $160.9 million recorded in the fourth quarter of 2011. Expense levels are expected to be slightly higher in the first quarter of 2012 compared with the fourth quarter of 2011, due to the seasonal nature of certain expenses, the incremental impact of the recent acquisitions and expenses related to the integration of the businesses.

Mr. Phillippy continued, “Our financial results for the first quarter of 2012 will include a number of items that make comparisons with prior periods difficult, including the amortization of newly established intangibles and the full tax provision. We expect that our first quarter operating income will be in the range of 7% to 8% of sales, which will include $4.2 million of incremental amortization of intangibles, or approximately 2.6% of sales. Going forward, with increasing revenue and future synergies anticipated from our recent acquisitions, we expect our sales and profit to grow sequentially in each of the remaining quarters of 2012.”

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, aerospace and defense/security, microelectronics, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in photonics technologies, including lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems, precision automation and three-dimensional non-contact measurement equipment, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert J. Phillippy, President and Chief Executive Officer, and Charles F. Cargile, Senior Vice President and Chief Financial Officer, will host an investor conference call today, February 22, 2012, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the fourth quarter and twelve months of 2011 and its outlook for the first quarter and full year of 2012. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing 888-727-7622 within the U.S. and Canada or 913-312-1446 from abroad.

The webcast will be archived on both websites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling 888-203-1112 within the U.S. and Canada and 719-457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time today and continue through 8:00 p.m. Eastern time on Wednesday, February 29, 2012. The replay passcode is 9063704.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation statements regarding Newport’s expectation of record new orders in the first quarter of 2012, the expected impact on Newport’s financial results of the High Q Technologies, Ophir Optronics and ILX Lightwave acquisitions, including accretion to Newport’s financial results for 2012 and beyond, the expected timing of shipment of the $36.7 million order for ultrafast lasers, Newport’s expected sales, operating margin and tax provision in the full year of 2012, its expected use of net operating loss and tax credit carry forwards to offset much of its U.S. federal and state tax liability in 2012, Newport’s expected sales, expense levels, intangibles amortization, tax provision and operating margin in the first quarter of 2012, and Newport’s expectation of sequential sales and profit growth in the remaining quarters of 2012. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, Newport’s ability to achieve expected benefits from the integration of Ophir Optronics, High Q Technologies and ILX Lightwave; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to its targeted end markets, particularly the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Certain of these judgments and risks are discussed in more detail in Newport’s periodic reports filed with the Securities and Exchange Commission. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

Net sales	$160,913	$132,850	$545,054	$479,787
Cost of sales	94,515	74,020	305,325	274,491

Gross profit	66,398	58,830	239,729	205,296

Selling, general and administrative expenses	47,007	30,049	140,636	113,296
Research and development expense	13,485	10,523	45,270	39,278

Operating income	5,906	18,258	53,823	52,722

Recovery of note receivable and other amounts related to previously discontinued operations, net	—	—	619	—
Foreign currency translation gain (loss) from dissolution of subsidiary	—	—	7,198	(554)
Loss on extinguishment of debt	(582)	—	(582)	—
Interest and other expense, net	(3,554)	(1,671)	(10,550)	(7,927)

Income before income taxes	1,770	16,587	50,508	44,241

Income tax provision (benefit)	(32,709)	1,411	(29,154)	3,128

Net income	34,479	15,176	79,662	41,113
Net loss attributable to non-controlling interests	(46)	—	(46)	—

Net income attributable to Newport Corporation	$34,525	$15,176	$79,708	$41,113

Net income per share attributable to Newport Corporation:
Basic	$0.92	$0.41	$2.13	$1.12
Diluted	$0.90	$0.40	$2.06	$1.09

Shares used in the computation of net income per share:
Basic	37,602	36,806	37,407	36,647
Diluted	38,495	38,318	38,673	37,726

Other operating data:
New orders received during the period	$150,972	$130,382	$542,996	$510,069
Backlog at the end of period scheduled to ship within 12 months			$168,697	$129,645

Newport Corporation

Supplemental Non-GAAP Measures

(Unaudited)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

Net income:
Net income attributable to Newport Corporation - GAAP	$34,525	$15,176	$79,708	$41,113
Foreign currency translation (gain) loss from dissolution of subsidiary	—	—	(7,198)	554
Acquisition-related costs	7,858	—	10,956	—
Commitment fee for interim revolving line of credit	—	—	500	—
Restructuring and severance costs	1,175	173	2,174	(48)
Loss (gain) related to sale of businesses	—	88	(619)	542
Loss on extinguishment of debt	582	—	582	—
Release of prior years valuation allowance and other tax adjustments	(34,052)	—	(34,052)	—
Income tax provision on non-GAAP adjustments	(533)	(7)	(821)	(79)

Non-GAAP net income	$9,555	$15,430	$51,230	$42,082

Adjusted EBITDA
Non-GAAP net income	$9,555	$15,430	$51,230	$42,082
Stock-based compensation	1,522	1,522	6,201	4,848
Depreciation expense	4,848	3,995	15,161	14,777
Amortization of intangible assets	4,947	758	7,753	3,181
Interest and other expense, net	3,554	1,671	10,050	7,927
Release of prior years valuation allowance and other tax adjustments	34,052	—	34,052	—
Income tax provision (benefit) on non-GAAP earnings	(32,176)	1,418	(28,333)	3,207

Adjusted EBITDA	$26,302	$24,794	$96,114	$76,022

Net income per diluted share attibutable to Newport Corporation:
Net income - GAAP	$0.90	$0.40	$2.06	$1.09
Total non-GAAP adjustments	(0.65)	—	(0.74)	0.03

Non-GAAP net income per diluted share	$0.25	$0.40	$1.32	$1.12

Newport Corporation

Consolidated Balance Sheets

(Unaudited)

(In thousands)	December 31, 2011	January 1, 2011

ASSETS
Current assets:
Cash and cash equivalents	$55,701	$90,992
Restricted cash	12,367	—
Marketable securities	4,787	109,192
Accounts receivable, net	97,690	84,238
Notes receivable, net	2,091	3,313
Inventories, net	112,968	84,508
Deferred income taxes	30,339	9,424
Prepaid expenses and other current assets	15,374	10,362

Total current assets	331,317	392,029

Property and equipment, net	89,873	46,160
Goodwill	143,259	69,322
Deferred income taxes	9,289	3,493
Intangible assets, net	150,572	24,990
Investments and other assets	39,759	20,396

	$764,069	$556,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings, net	$45,149	$12,468
Accounts payable	30,856	31,691
Accrued payroll and related expenses	36,914	30,804
Accrued expenses and other current liabilities	39,800	28,416

Total current liabilities	152,719	103,379

Long-term debt, net	178,043	122,042
Obligations under capital leases, less current portion	790	979
Accrued pension liabilities	24,444	13,279
Other liabilities	35,796	21,252

Total stockholders’ equity of Newport Corporation	370,258	295,459
Non-controlling interests	2,019	—

Total stockholders’ equity	372,277	295,459

	$764,069	$556,390